Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between QDM International Inc. (the “Company”), a Florida corporation with its principal place of business located at Room 1030B, 10/F, Ocean Centre, Harbour City, 5 Canton Road, Tsim Sha Tsui, Hong Kong, and Huihe Zheng (“Executive”) (each a “Party” and collectively the “Parties”) effective as of December 11, 2025 (“Effective Date”).

WHEREAS, the Company wishes to employ Executive on the terms set forth in this Agreement (the “Employment”); and

WHEREAS, Executive wishes to become employed on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Term. Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be three (3) years commencing on the Effective Date, unless terminated earlier pursuant to the terms of this Agreement. The Employment will be renewed automatically for additional one-year terms if neither the Company nor the Executive provides a notice of termination of the Employment to the other party within thirty (30) days prior to the expiration of the applicable term. The period of time between the Effective Date and the termination of the Executive’s employment shall be referred as the “Term.”

2. Position and Duties.

a. Title. The Company hereby agrees to employ the Executive to serve as Chief Executive Officer of the Company.

b. Duties. Executive shall report to the Company’s Board of Directors (“Board”). Executive shall perform such duties as are usual and customary for such position. Executive shall perform such other duties and may exercise such other powers as may be assigned by the Board from time to time that are consistent with the Executive’s title and status.

c. Board Service. Executive agrees, for no additional compensation beyond that provided for in this Agreement, to serve on the board of directors of any affiliates of the Company.

d. Full-Time Commitment/Policies. Throughout the Executive’s Employment, the Executive shall devote substantially all of the Executive’s professional time to the performance of the Executive’s duties of employment with the Company (except as otherwise provided herein) and shall faithfully and industriously perform such duties. The Executive will be required to comply with all Company policies as may exist and be in effect from time to time. Notwithstanding the foregoing, nothing herein shall preclude Executive from serving, with the prior written consent of the Board, not to be unreasonably withheld, as a member of the board of directors or advisory board of non-competing for-profit businesses and charitable organizations so long as such activities do not materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder. In no event shall Executive make use of any personnel or other resources of the Company in performing the Executive’s duties for any such other business or other organization.

e. Executive Representations. The Executive represents and warrants to the Company that the Executive is under no obligation or commitments, whether contractual or otherwise, that are inconsistent with the Executive’s obligations under this Agreement. The Executive represents and warrants that the Executive will not use or disclose, in connection with the Employment by the Company, any trade secrets or proprietary information or intellectual property in which any other person or entity has any right, title or interest and that the Executive’s Employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person.

3. Compensation and Benefits.

a. Base Salary. In consideration for the Executive’s work under the terms of this Agreement, the Executive shall earn a base salary in the gross amount of $300,000 (Three Hundred Thousand U.S. Dollars) per annum (“Base Salary”), less any deductions and withholdings required for income taxes, social insurance, or other purposes required by any laws and regulations, including, not limited to, the laws of the People’s Republic of China (“PRC”), if applicable. Executive’s Base Salary shall be paid in equal monthly installments, in accordance with the regular payroll practices of the Company, or more frequently if required by applicable law.

b. Discretionary Annual Bonus. Executive shall be eligible for such bonus, if any, as determined in the sole and absolute discretion of the Board (the “Bonus”). The Executive must be employed on the date such Bonus is paid to be eligible to receive the Bonus.

c. Special Bonuses.

(i) In recognition of Executive’s past performance and contributions to the Company, the Executive shall be entitled to receive a one-time special bonus of $700,000 (Seven Hundred Thousand U.S. Dollars) (the “Contribution Bonus”). The Contribution shall be paid to the Executive within 60 days of the Effective Date.

(ii) As an incentive for the Executive to work toward the Company’s uplisting to NASDAQ, the Executive shall be entitled to receive a one-time special bonus of $300,000 (Three Hundred Thousand U.S. Dollars) (the “NASDAQ Bonus”). The NASDAQ Bonus shall be paid to the Executive within 60 days following the Company’s uplisting to NASDAQ, provided the Executive is employed with the Company on such date.

d. Clawback Rules. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, including any Bonus paid to the Executive under this Agreement, any incentive plan, or any other agreement or arrangement with the Company, which is subject to recovery under any law, government rule or regulation, or stock exchange listing requirement (“Clawback Rules”), will be subject to such deductions and clawback as may be required to be made pursuant to such Clawback Rules or any policy adopted by the Company pursuant to any such Clawback Rules. The Company shall decide, in its sole and absolute discretion, what policies it must adopt in order to comply with such Clawback Rules.

e. Taxes-Withholdings. All compensation paid or provided under this Agreement shall be subject to such deductions and withholdings for taxes and such other amounts as are required by law or elected by the Executive. The Executive represents and warrants to the Company that the Executive will timely fulfill the payment obligations required by such foreign (including PRC), federal, state and local taxes pursuant to any applicable law or regulation.

4. Business Expenses. The Company will reimburse or advance all reasonable business expenses that Executive incurs in connection with the performance of the Executive’s duties under this Agreement, including travel expenses, in accordance with the Company’s policies as established from time to time.

5. Termination of Employment.

a.	By the Company

(i)	For Cause. The Company may terminate the Employment for “Cause”, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1)	the Executive is convicted or pleads to a felony or to act of fraud, misappropriation or embezzlement;

(2)	the Executive has been grossly negligent or acted dishonestly to the detriment of the Company;

(3)	the Executive has engaged in actions amounting to willful misconduct or failed to perform the Executive’s duties hereunder and such failure continues after the Executive is afforded not less than fifteen (15) days to cure such failure; or

(4)	the Executive violates Sections 6 or 7 of this Agreement.

Upon termination for Cause, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(ii)	For Death and Disability. The Company may also terminate the Employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1)	the Executive has died, or,

(2)	the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of the Executive’s Employment with the Company, with or without reasonable accommodation, for more than 30 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(iii)	Without Cause. The Company may terminate the Employment without Cause, at any time, upon thirty (30) days’ prior written notice. Upon termination without Cause, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination.

In order to be eligible for, and as a condition precedent for the payments and benefits under this Section 5(a)(iii), the Executive must execute and deliver to the Company a general release of the Company and its affiliates in a form reasonably satisfactory to the Board.

(iv) Change of Control Transaction. If the Company or its successor (A) consummates a transaction or series of transactions (structured as a merger, consolidation, business combination, sale or redemption of securities, recapitalization or otherwise) or (B) dissolves, liquidates, or winds up, and in either case following (A) or (B) a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, is not owned in substantially the same proportions as prior to the transaction by the persons who were the Company’s stockholders immediately prior to the event in (A) or (B), as applicable (a “Change of Control Transaction”), the Executive shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to one (1) month of the Executive’s base salary at a rate equal to the greater of the Executive’s annual salary in effect immediately prior to the termination, or the Executive’s then current annual salary as of the date of such termination; and (2) a lump sum cash payment equal to a pro-rated amount of the Executive’s annual bonus for the fiscal year immediately preceding the termination (the “Severance”). The Severance shall be paid in a lump sum within 74 days of the Executive’s termination date.

b. By the Executive. The Executive may terminate the Employment at any time with thirty (30) days’ prior written notice to the Company without cause or if (1) there is a material reduction in the Executive’s authority, duties and responsibilities unless such reduction was made with the Executive’s consent, or (2) there is a material reduction in the Executive’s annual salary (the occurrences in either of (1) or (2) being referred to as “Good Reason”). Upon the Executive’s termination of the Employment due to Good Reason, the Company shall pay to the Executive compensation that is equivalent to one (1) month of the Executive’s base salary that the Executive is entitled to immediately prior to such termination, and such payment shall be made within 74 days of the Executive’s termination date.

In addition, the Executive may resign prior to the expiration of the Agreement if such resignation is approved by the Board or an alternative arrangement with respect to the Employment is approved by the Board.

In order to be eligible for, and as a condition precedent for the payment of, the severance payments and benefits under this Section 5(b), the Executive must execute and deliver to the Company, and not revoke, a general release of the Company and all members of the Group and their affiliates in a form reasonably satisfactory to the Board.

c. Notice of Termination. Any termination of the Executive’s Employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

6. Confidentiality.

a. Confidential Information. The Executive acknowledges that the Executive will occupy a position of trust and confidence. The Company, from time to time, may disclose to the Executive, and the Executive will require access to and may generate confidential and proprietary information (no matter how created or stored) concerning the business practices, products, services, and operations of the Company which is not known to its competitors or within its industry generally and which is of great competitive value to it, including, but not limited to: (i) Trade Secrets (as defined herein), inventions, mask works, ideas, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, software, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding research, development, products, marketing plans, market research and forecasts, bids, proposals, quotes, business plans, budgets, financial information and projections, overhead costs, profit margins, pricing policies and practices, accounts, processes, planned collaborations or alliances, licenses, suppliers and customers; (iii) operational information including deployment plans, means and methods of performing services, operational needs information, and operational policies and practices; and (iv) any information obtained by the Company from any third party that the Company treats or agrees to treat as confidential or proprietary information of the third party (collectively, “Confidential Information”). The Executive acknowledges and agrees that Confidential Information includes Confidential Information disclosed to the Executive prior to entering into this Agreement.

b. Trade Secrets. “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.

c. Restrictions On Use and Disclosure of Confidential Information. The Executive agrees during the Executive’s Employment and after the Executive’s Employment ends, the Executive will hold the Confidential Information in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out the Executive’s responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company. Nothing in this Agreement shall be deemed to prohibit the Executive from disclosing any concerns about suspected unlawful conduct to any proper government authority subject to proper jurisdiction. This provision shall survive the termination of the Executive’s Employment for so long as the Company maintains the secrecy of the Confidential Information and the Confidential Information has competitive value; and to the extent such information is otherwise protected by statute for a longer period, for example and not by way of limitation, the Defend Trade Secrets Act of 2016 (“DTSA”), then until such information ceases to have statutory protection.

d. Defend Trade Secrets Act. Misappropriation of a Trade Secret of the Company in breach of this Agreement may subject the Executive to liability under the DTSA, entitle the Company to injunctive relief, and require the Executive to pay compensatory damages, double damages, and attorneys’ fees to the Company. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), (1) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the Executive acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.

7. Inventions and Proprietary Information.

a. Definitions.

(i) “Intellectual Property Rights” means all rights in and to United States and foreign: (A) patents, patent disclosures, and inventions (whether patentable or not), (B) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (C) copyrights and works of authorship (whether copyrightable or not), including computer programs, mask works, and rights in data and databases, (D) trade secrets, know-how, and other confidential information, (E) all other intellectual property rights, in each case whether registered or unregistered, and including all rights of priority in and all rights to apply to register for such rights, all registrations and applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world, (F) any and all royalties, fees, income, payments, and other proceeds with respect to any and all of the foregoing, and (G) any and all claims and causes of action with respect to any of the foregoing, including all rights to recover for infringement, misappropriation, or dilution of the foregoing, and all rights corresponding thereto throughout the world.

ii) “Work Product” means, without limitation, any and all ideas, concepts, information, materials, processes, methods, data, programs, know-how, technology, improvements, discoveries, developments, works of authorship, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights that presently exist or may come to exist in the future in any of the items listed above.

b. Work Product.

(i) All right, title, and interest in and to all Work Product as well as any and all Intellectual Property Rights therein and all improvements thereto shall be the sole and exclusive property of the Company.

(ii) The Company shall have the unrestricted right (but not any obligation), in its sole and absolute discretion, to: (A) use, commercialize, or otherwise exploit any Work Product or (B) file an application for patent, copyright registration, or registration of any other Intellectual Property Rights, and prosecute or abandon such application prior to issuance or registration. No royalty or other consideration shall be due or owing to the Executive now or in the future as a result of such activities.

(iii) The Work Product is and shall at all times remain the Confidential Information of the Company.

c. Work Made for Hire; Assignment; Limitations.

(i) The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, the Executive’s entire right, title, and interest, in and to all Work Product and Intellectual Property Rights therein, including without limitation the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s right, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than the Company would have had in the absence of this Agreement.

(ii) To the extent that the Executive has not separately assigned any Prior Inventions, the Executive hereby irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, the Executive’s entire right, title, and interest in and to all Prior Inventions, including without limitation the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s right, title, or interest in any Prior Inventions so as to be less in any respect than the Company would have had in the absence of this Agreement.

(iii) The provisions of this Agreement related to assignment of Intellectual Property Rights do not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code.

8. Return of Property/Post-Employment Representations. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property and documents belonging to the Company and not retain any copies, including, but not limited to, any keys, access cards, badges, laptops, computers, cell phones, wireless electronic mail devices, USB drives, other equipment, documents, reports, files, and other property provided by or belonging to the Company. Executive shall provide all usernames and passwords to all electronic devices, documents, and accounts, including any social media accounts Executive used in connection with the Executive’s duties. Upon request, the Executive shall return all Company-related documents and data on personal devices and delete such documents and data upon the request of the Company. The Executive shall give written acknowledgment of the return and/or deletion of Company-related documents and data upon request of the Company. On and after the Termination Date, Executive shall no longer represent to anyone that the Executive remains employed by the Company and shall take affirmative action to amend any statements to the contrary on any social media sites, including but not limited to Linked-in and Facebook.

9. Use of Name and Likeness. Executive grants the Company permission to use the Executive’s name, voice, image or likeness, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law for the duration of the Term and for a period of one year after the Term ends.

10. Survival of Provisions. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

11. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered by email with return receipt requested, upon the obtaining of a valid return receipt from the recipient, by hand, or mailed by nationally recognized overnight delivery service, addressed to the Parties’ addresses specified below or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

To the Company:

QDM International Inc.

Attn: Wei Li

Room 1030B, 10/F, Ocean Centre, Harbour City, 5 Canton Road

Tsim Sha Tsui, Hong Kong

Email: [***]

With a copy that will not constitute notice to:

Wei Wang, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Email: WWang@egsllp.com

To the Executive: Huihe Zheng Email: [***]

12. Tax Matters.

a. The Company may withhold from any and all amounts payable under this Agreement or otherwise such foreign, federal, state and local taxes or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

b. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

c. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement shall only be made upon the Executive’s Separation from Service (as defined in 409A).

d. To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

13. Assignment. The Executive may not assign any part of the Executive’s rights or obligations under this Agreement. The Executive agrees and hereby consents that the Company may assign this Agreement to a third party that acquires or succeeds to the Company’s business, that the provisions hereof are enforceable against the Executive by such assignee or successor in interest, and that this Agreement shall become an obligation of, inure to the benefit of, and be assigned to, any legal successor or successors to the Company.

14. Governing Law. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, shall be governed by, and construed in accordance with the law of the State of New York (without regard to its conflicts of laws provisions), provided that, the arbitration provisions of this Agreement shall be governed solely by The Federal Arbitration Act, 9 U.S.C. §§ 1-402.

15. Binding Arbitration/Waiver of Jury Trial. Any controversy, dispute, or claim, arising out of or relating to Executive’s employment with the Company, the termination thereof, this Agreement, or the breach of this Agreement, shall be resolved by arbitration before a single arbitrator in New York, New York (USA) administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”) and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The JAMS Rules are available on the internet at https://www.jamsadr.com/rules-employment-arbitration/. Jurisdictional and arbitrability disputes, including disputes over the formation, existence, validity, interpretation or scope of this Agreement and this arbitration provision, and who is a proper party to the arbitration, shall be submitted to and ruled on by the arbitrator. Unless the relevant law requires otherwise, the arbitrator shall have the authority to determine jurisdiction and arbitrability issues as a preliminary matter. Judgment on the Award may be entered in any court having jurisdiction. The Parties understand and agree that this arbitration provision results in a WAIVER OF TRIAL BY JURY in all such disputes.

16. Exclusive Jurisdiction. Subject to paragraph “15” of this Agreement, the exclusive venue for any and all legal disputes between the parties shall be the state and federal courts located in New York, New York. The Parties waive all objections to such venues including objections based on inconvenience of the forum.

17. Service of Process. Each Party irrevocably consents to service of process and of any demand for arbitration in the same manner as notices may be served under paragraph “11” of this Agreement. Nothing herein shall prevent any party from effective service of process by any other lawful method or from serving a demand for arbitration in the manner provided for under JAMS Rules.

18. Headings. Titles or captions of sections or paragraphs contained in this Agreement are intended solely for the convenience of reference, and shall not serve to define, limit, extend, modify, or describe the scope of this Agreement or the meaning of any provision hereof. The language used in this Agreement is deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person.

19. Severability. The provisions of this Agreement are severable. The unenforceability or invalidity of any provision or portion of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the full extent permitted by applicable law.

20. Waiver; Modification. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

21. Recitals; Entire Agreement. The Recitals are hereby incorporated into this Agreement. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements, inducements, or representations, oral or otherwise, express, or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, and each executed counterpart shall have the efficacy of a signed original and may be transmitted by facsimile or email. Each copy, facsimile copy, or emailed copy of any such signed counterpart may be used in lieu of the original for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement effective as of the date first written above.

QDM INTERNATIONAL INC.

By:	/s/ Wei Li
Wei Li
Chief Financial Officer

EXECUTIVE

/s/ Huihe Zheng
Huihe Zheng